Exhibit 97

Incentive Compensation Clawback Policy of Chunghwa Telecom Co., Ltd.

All of 11 articles adopted by the 10th Board of Directors at the 8th meeting on November 8, 2023.

1.
Overview

Chunghwa Telecom Co., Ltd. (the “Company”) has adopted this Incentive Compensation Clawback Policy of Chunghwa Telecom Co., Ltd. (the “Policy”) which requires the recoupment of certain incentive-based compensation in accordance with the terms herein and is intended to comply with Section 303A.14 of The New York Stock Exchange Listed Company Manual, as such section may be amended from time to time (the “Listing Rules”).

2.
Restatement

“Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including restatements that correct errors that are material to previously issued financial statements, or correct errors that are not material to previously issued financial statements but would result in a material misstatement if the errors were corrected in the current period or left uncorrected in the current period.

3.
Covered Executives

The Policy applies to each current and former Executive Officer of the Company (including the Company’s chief executive officer, president, senior executive vice presidents, president of business group and the president for each of Telecommunication Laboratories and Telecommunication Training Institute) who serves or served as an Executive Oﬃcer at any time during a performance period in respect of which Incentive Compensation is Received (the “Covered Executives”), to the extent that any portion of such Incentive Compensation is (a) Received by the Executive Officer during the last three completed Fiscal Years or any applicable Transition Period preceding the date that the Company is required to prepare a Restatement (regardless of whether any such Restatement is actually filed) and (b) determined to have included Erroneously Awarded Compensation.

For purposes of determining the relevant period referenced in the preceding clause (a), the date that the Company is required to prepare a Restatement under the Policy is the earlier to occur of (i) the date that the Audit Committee of the Board of Directors and the Board of Directors (the “Board”) approve and determine that the Company is required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

4.
Incentive Compensation

“Incentive Compensation” shall mean any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and may include, but shall not be limited to, performance bonuses and long-term incentive awards. For the avoidance of doubt, Incentive Compensation does not include (i) awards that are granted, earned and vested exclusively upon completion of a specified employment period, without any performance condition, and (ii) bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures.

Notwithstanding the foregoing, compensation amounts shall not be considered “Incentive Compensation” for purposes of the Policy unless such compensation is Received (1) while the Company has a class of securities listed on a national securities exchange or a national securities association and (2) on or after October 2, 2023, the effective date of the Listing Rules.

Incentive Compensation shall be deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

5.
Erroneously Awarded Compensation

“Erroneously Awarded Compensation” shall mean the amount of Incentive Compensation actually Received that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, and computed without regard to any taxes paid.

For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the calculation of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received.

The Company shall maintain documentation of the determination of the reasonable estimate referred to in Paragraph 2 of this Clause 5 and provide such documentation to the New York Stock Exchange (the “Exchange”).

6.
Recovery of Erroneously Awarded Compensation

If any Erroneously Awarded Compensation is Received by a Covered Executive, the Company shall reasonably promptly take steps to recover such Erroneously Awarded Compensation in a manner described under this Policy.

To the extent the Covered Executive refuses to pay to the Company an amount equal to the Erroneously Awarded Compensation, the Company shall have the right to sue for repayment and/or enforce the Covered Executive’s obligation to make payment through the reduction or cancellation of outstanding and future compensation.

7.
Exceptions to the Recovery Requirement

Notwithstanding anything in this Policy to the contrary, Erroneously Awarded Compensation need not be recovered pursuant to this Policy if the Compensation Committee of the Board (the “Compensation Committee”) determines that recovery would be impracticable as a result of any of the following:

(a)
the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;
(b)
recovery would violate the laws of the Republic of China (the “ROC”) where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of ROC laws, the Company must obtain an opinion of the counsel of the ROC, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or
(c)
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
8.
No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation for which the Compensation Committee has determined to seek recoupment pursuant to this Policy.

9.
Non-Exclusivity

Nothing in the Policy shall be viewed as limiting the right of the Company or the Compensation Committee to pursue additional remedies or recoupment under or as required by any similar policy adopted by the Company or under the Company’s compensation plans, award agreements, employment agreements or similar agreements or the applicable provisions of any law, rule or regulation which may require or permit recoupment to a greater degree or with respect to additional compensation as compared to this Policy (but without duplication as to any recoupment already made with respect to Erroneously Awarded Compensation pursuant to this Policy).

This Policy shall be interpreted in all respects to comply with the Listing Rules.

10.
Successors

To the extent permitted by applicable law, the Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

11.
Effectiveness

The Policy shall be effective upon approval of the Board. Any amendment hereof shall require the same process.

Note:

Note 1: Transition Period

“Transition Period” shall mean any period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that results from a change in the Company’s Fiscal Year within or immediately following the three completed Fiscal Years immediately preceding the Company’s requirement to prepare a Restatement.

Note 2: Fiscal Year

“Fiscal Year” shall mean the Company’s fiscal year; provided that a Transition Period that comprises a period of nine to 12 months will be deemed a completed fiscal year.

Note 3: Financial Reporting Measures

“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, without limitation, stock price and total shareholder return (in each case, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission).

Acknowledgment of Incentive Compensation Clawback Policy

The Incentive Compensation Clawback Policy of Chunghwa Telecom Co., Ltd. (the “Company”) was adopted on November 8, 2023 pursuant to Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Policy”). Capitalized terms used herein without definition have the meanings assigned to such terms under the Policy.

By signing below, the undersigned acknowledges, confirms and agrees that ;

•
the undersigned has received and reviewed a copy of the Policy ;
•
the undersigned is, and will continue to be, subject to the Policy to the extent provided therein ;
•
the Policy may apply both during and after termination of the undersigned’s engagement with the Company; and
•
the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company pursuant to the Policy.

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